FOR IMMEDIATE RELEASE
March 31, 2021

Mia Mends and Sean Cohan Join H&R Block’s Board of Directors
Company’s new board members bring backgrounds focused on transformation and growth

KANSAS CITY, Mo. – H&R Block (NYSE: HRB) has added two members to its board of directors effective April 1, Mia Mends, recently named Global Chief Diversity & Inclusion Officer for Sodexo, Inc. and Sean Cohan, Chief Growth Officer and President, International of Nielsen (NYSE: NLSN).
“As H&R Block begins the next phase of our growth and transformation journey, we are providing new support to small business owners, changing how the unbanked manage and access their money, and reimagining how tax preparation continues to blend digital capabilities with human expertise and care,” said Robert A. Gerard, Chairman of the Board. “Both Mia and Sean have the experience and expertise that will help Block expand and accelerate how we support more people manage important financial moments, and I look forward to adding their perspectives to H&R Block’s board of directors.”
Mia Mends, Global Chief Diversity & Inclusion Officer of Sodexo, Inc. Mends was recently promoted to serve as Sodexo’s Global Chief Diversity & Inclusion Officer and CEO, Impact Ventures, beginning May 1, 2021. Prior to this new role, she has served as the company’s Chief Administrative Officer, North America, leading the productivity and performance of Sodexo’s 160,000 employees who provide more than 100 unique services that improve client solutions at the company’s 13,000 sites. Sodexo provides quality of life services, including dining and meal services, vending and convenience services, integrated facilities management services, and healthier workforce initiatives. Mends also leads SodexoMAGIC, a joint venture between Sodexo and Magic Johnson Enterprise. She has served in increasing levels of leadership with Sodexo since 2012, overseeing various growth and transformation initiatives for the organization.
“H&R Block is one of the most trusted brands in America,” said Mends. “This trust builds not only in how the company serves its customers with expertise and care, but also in how it supports its associates and communities all across the country. Block is a company that believes in building confidence and making lives better for all, and I am excited to join the other members of its board as we guide how the company continues to make a difference in new and impactful ways.”
Mends serves on the board of directors of Girls Inc. and the EMERGE Fellows program, as well as on the Business Leadership Council at Wellesley College and the Alumni Board of Harvard Business School. She is also a corporate director of Limeade Inc., an employee engagement software company. Mends holds a Bachelor of Arts degree in economics from Wellesley College and a Master of Business Administration degree from Harvard Business School.
Sean Cohan, Chief Growth Officer and President, International of Nielsen
Since March 2020, Cohan has served as Chief Growth Officer and President, International, of Nielsen, a global media measurement and data analytics leader. He is responsible for Nielsen’s global growth strategy, corporate development, and partnerships, along with driving an international business with annual revenue of $600 million and a workforce of 4,000+. Cohan has decades of experience in business-to-business and consumer media, including 15 years at A+E Networks, where he most recently served as
For further information
Investor Relations: Colby Brown | 816-854-4559 | colby.brown@hrblock.com
Media Relations: Angela Davied | 816-854-5798 | angela.davied@hrblock.com

President, International and Digital Media until the end of 2018. During his tenure, A+E grew its international business by 10x across key metrics and turned digital profitable. He was President & Chief Business Officer at Wheelhouse Group, a diversified content venture, from 2019 to early 2020.
“Every year, H&R Block has millions of conversations with people about the major events of their lives – new babies, new homes, new jobs,” said Cohan. “It is a company focused on helping people, and it is exciting to see it blend this care with innovative and convenient digital experiences. I look forward to adding my insights to the board of directors as we continue to guide the evolution that blurs the lines of in-person and digital service delivery.”
Cohan serves on the board of directors/trustees for the Parrish Art Museum and the Banff World Media Festival, and is Treasurer and board member of The Opportunity Network, as well as the Vice Chair for UJA Federation of NY. He holds a bachelor’s degree in economics from Harvard and a Master of Business Administration degree from the Stanford Graduate School of Business.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation, financial products, and small business solutions. The company blends digital innovation with the human expertise and care of its associates and franchisees as it helps people get the best outcome at tax time, and better manage and access their money year-round. Through Block Advisors and Wave, the company helps small business owners thrive with innovative products like Wave Money, a small business banking and bookkeeping solution, and the only business bank account to manage bookkeeping automatically. For more information, visit H&R Block News or follow @HRBlockNews on Twitter.
For further information
Investor Relations: Colby Brown | 816-854-4559 | colby.brown@hrblock.com
Media Relations: Angela Davied | 816-854-5798 | angela.davied@hrblock.com